Exhibit 99.1

Cascade Bancorp (Oregon) Announces Record Third Quarter Earnings of $0.46 per
Share With Over 23% Annualized Loan Growth for the Quarter; Deposits Flat Due
to Expected Runoff in Newly Acquired Idaho Region

Highlights for the Third Quarter 2006

-	Earnings Per Share: up 29.4% year-over-year with Net Income up 70.4% year-over-year
-	Loan Growth: up 83.3% year-over-year and 23.6% on linked-quarter basis (annualized)
-	Deposit Growth: up 41.3% year-over-year and flat on a linked-quarter basis (annualized)
-	Net Interest Margin: 5.71% vs. 5.65% year-over-year, and 5.81% for the prior quarter
-	Strong Credit Quality: Credit quality strong with delinquencies at .09% of total loans; net charge-offs at .08% (annualized)

FINANCIAL PERFORMANCE:

          BEND, Ore., Oct. 12 /PRNewswire-FirstCall/ -- Cascade Bancorp (“Cascade”) (Nasdaq: CACB) announced record earnings for the third quarter of 2006 of $.46 per share (diluted) up 29.4% compared to the year ago quarter and well above the immediately preceding quarter of $.41.  The third quarter results reflect the first full quarter of combined operations with the former Farmers and Merchants State Bank (F&M) of Idaho which Cascade acquired on April 20, 2006.  With strong loan growth driving higher net interest income, Cascade reported net income for the quarter at $10.5 million, a 70.4% increase from the year ago quarter and as compared to $9.0 million in the immediately preceding quarter.  The current quarter results include a $.6 million pretax gain on sale of investments or approximately $.02 per share.  Organic loan growth was 23.6% on a linked-quarter basis (annualized), with both the Oregon and Idaho regions increasing at double digit levels.  As expected, deposit growth was flat for the third quarter due to deposit runoff of higher priced funds related to the F&M (Idaho) acquisition.

          Return on equity was 17.03% for the third quarter compared to 17.14% for the prior quarter and down from 25.78% a year ago due to higher average equity account balances arising from the issuance of stock to acquire F&M.  Return on tangible equity (equity net of goodwill and intangible assets) was 32.52% for the quarter.  Meanwhile, return on assets for the current quarter increased to 1.91% compared to 1.84% in the preceding quarter.  The net interest margin eased to 5.71% from 5.81% in the preceding quarter and as compared to 5.65% in the year ago quarter (see net interest margin discussion below).

          “We are seeing solid loan demand despite moderating real estate markets,” said Patricia L. Moss, president and CEO.  “It is a unique feature of Cascade’s fast growth markets that steady population in-migration should help mitigate the effects of the current nationwide slowdown in real estate.”

          Looking forward, Cascade expects the slowing real estate market may continue to moderate loan demand.  Management also projects a gradual easing of the net interest margin due to competitive pricing pressures and relatively flat yield curve.

          LOAN GROWTH AND CREDIT QUALITY:

          As of September 30, 2006, Cascade’s total loans stood at $1.9 billion, up 83.3% from the year ago period reflecting the combination with F&M as well as organic loan growth in both Oregon and Idaho markets.  On a linked quarter basis, loans continued strong up over 23% on an annualized basis.  Regionally, Oregon loan balances increased approximately $62 million or 20.5% (annualized) pace during the quarter.  In Idaho, F&M loan volumes increased at an annualized pace of 30.1% between June 30, 2006 and September 30, 2006, reflecting the underlying strength of the greater Boise economy as well as the benefit of higher lending limits arising from the acquisition.  Over one-half of Cascade’s aggregate loan growth during the quarter was Commercial and CRE loans, the balance being construction and development loans.  Approximately 66% of Cascade’s overall loan portfolio is real estate related, reflecting the economic base in markets served.

          Cascade’s loan credit quality profile remained very positive with delinquent loans greater than 30 days past due at only .09% of total loans compared to .20% at June 2006 quarter end, while net loan charge-offs for the quarter were only .08% (annualized) of total loans.  The loan loss reserve for loans and loan commitments stood at a prudent 1.39% of outstanding loans at quarter end, compared to 1.37% for the preceding quarter and modestly lower than a year ago level of 1.45% due to improving credit metrics over the course of the past 12 months.  With continuing loan growth, Cascade’s provision for loan losses increased to $2.2 million for the third quarter, up from $1.2 million in the preceding quarter and $1.1 million in the year ago period. Management believes the reserve is at an appropriate level under current circumstances and prevailing economic conditions.

          DEPOSIT GROWTH:

          Total deposits stood at $1.6 billion as of September 30, 2006, up 41.3% from the year ago period largely due to the combination with F&M.  On a linked quarter basis, total deposits were essentially flat, with Oregon banking region deposits up modestly from June levels.  Management believes that the seasonal lift in deposits historically experienced in Oregon markets during the summer may have been mitigated somewhat by factors related to moderating real estate activity.  Meanwhile, Idaho region deposits (F&M) declined $25 million from the preceding quarter as a result of the expected runoff in higher priced deposits related to the acquisition.  Cascade replaced this runoff with a combination of wholesale borrowings and brokered CDs as an interim strategy until anticipated gains in customer relationship deposits comes to fruition.  Management expects these funding trends will remain in place for several quarters.  Combined non-interest bearing balances averaged a strong 33.2% of total deposits during the third quarter.

          NET INTEREST MARGIN AND INTEREST RATE RISK:

          As expected, Cascade reported an easing of its net interest margin (NIM) to 5.71% for the third quarter of 2006, compared to 5.81% for the preceding quarter.  This trend is largely a result of higher overall cost of funds caused by ongoing competitive deposit pricing pressures as well as increasing use of borrowed funds priced at national market levels.

          Yields on earning assets during the third quarter of 2006 improved to 8.22% as compared to 7.95% in the immediately preceding quarter and 6.97% in the year ago quarter.  The average cost of funds paid on interest-bearing liabilities for the third quarter of 2006 was 3.64% as compared to 3.05% in the preceding quarter and 2.24% a year ago.  The overall cost of funds (including interest bearing and non-interest bearing) for the third quarter was 2.55%, as compared to 2.12% in the immediately preceding quarter and 1.36% for the year ago period.  Looking forward, management expects the net interest margin to continue to ease as a result of ongoing competitive pricing pressures and persistent flat yield curve.

          The margin can also be affected by factors beyond market interest rates, including loan or deposit volume shifts and/or aggressive rate offerings by competitor institutions. Cascade’s financial model indicates a relatively stable interest rate risk profile within a reasonable range of rate movements around the forward rates currently predicted by financial markets.  Because of its relatively high proportion of non-interest bearing funds, Cascade’s NIM is most adversely affected in the unlikely event Federal Funds rate falls to a very low level.  See cautionary “Forward Looking Statements” below and Cascade’s Form 10-K report for further information on risk factors including interest rate risk.

          NON-INTEREST INCOME AND EXPENSE:

          Total non-interest income was up 65.7% compared to the year ago quarter. Excluding the third quarters’ $.6 million gain on sale of investments, non-interest income increased 19.2% when compared to the immediately preceding quarter. This linked quarter increase is mainly due to the inclusion of F&M for the entire third quarter, whereas the preceding quarter included F&M for only a partial quarter (April 20 acquisition date through June 30).

          Residential mortgage originations eased during the quarter ended September 30, 2006 to $50.4 million, compared to $53.8 million in the immediately preceding quarter and $47.9 million originated in the year ago quarter.  At September 30, 2006, Cascade serviced approximately $496 million in mortgage loans for customers.  The related carrying value of mortgage servicing rights was at 0.85% of serviced loans, compared to a fair value estimate of 1.12% of serviced loans.

          Non-interest expense was 70.4% above the same quarter in 2005, reflecting the inclusion of ongoing F&M costs for the entire third quarter of 2006. Total non-interest expense was $14.7 million for the current quarter compared to $13.6 million in the preceding quarter when only a portion of F&M expenses were included.  Going forward management expects non-interest expense to gradually increase as it adds staff appropriate to support Cascade’s infrastructure and ongoing growth goals.

          ABOUT CASCADE BANCORP:

          Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets.  In terms of banking growth markets, Cascade ranks as the top community bank footprint in the Northwest and among the top three banks in the nation*. Cascade has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers.

          Founded in 1977, Bank of the Cascades offers full-service community banking through 33 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has been rated among the top performing banks in the nation for the eighth consecutive year by Independent Community Bankers of America, as well as in rankings by US Banker Magazine. The Bank was among the top 20 “Best Companies to Work For” in the March 2006 Oregon Business Magazine. For further information on Cascade, please visit our web site at http://www.botc.com .

*	Projected MSA population growth 2005-2010, weighted by bank deposits; Includes all public banks with assets $2B - $10B (ex-M&A targets); Source SNL Financial LC / ESRI

          FORWARD LOOKING STATEMENTS

          This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which Cascade is conducting its operations. For a discussion of factors, which could cause results to differ, please see Cascade’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and Cascade’s press releases. When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Cascade undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA’s safe harbor provisions.

          This release also contains forward-looking statements with respect to the merger with F&M Holding’s, parent of Farmers and Merchants State Bank of Boise, Idaho.  These statements are not facts and are subject to risks and uncertainties including but are not limited to: the benefits of the proposed merger, including current and projected future financial and operating results and accretion to Cascade’s projected earnings that may be realized from the merger; the plans, objectives and expectations of Cascade; and projected growth in particular markets. The ability of Cascade to predict results or the actual effect of future plans and strategies is uncertain, and actual results may differ. You can obtain documents filed by Cascade free of charge at the website maintained by the SEC at www.sec.gov . In addition, you may obtain documents filed with the SEC by Cascade Bancorp free of charge by contacting: Investor Relations, Cascade Bancorp, 1100 NW Wall St., PO Box 369, Bend, OR 97701, (541) 385-6205.

CASCADE BANCORP
Selected Consolidated Financial Highlights
 (In thousands, except per share data and ratios; unaudited)

	Year over Year

	3rd Qtr 2006	3rd Qtr 2005	% Change

Balance Sheet Data (at period end)
Investment securities	$126,257	$57,151	120.9%
Loans, gross	1,872,225	1,021,639	83.3%
Total assets	2,245,364	1,354,747	65.7%
Total deposits	1,629,581	1,153,458	41.3%
Non-interest bearing deposits	555,101	459,973	20.7%
Core Deposits (1)	1,479,056	1,115,376	32.6%
Total shareholders’ equity	252,408	98,941	155.1%
Income Statement Data
Interest income	$40,329	$19,317	108.8%
Interest expense	12,347	3,727	231.3%
Net interest income	27,982	15,590	79.5%
Loan loss provision	2,200	1,150	91.3%
Net interest income after loan loss provision	25,782	14,440	78.5%
Noninterest income	5,789	3,493	65.7%
Noninterest expense	14,658	8,603	70.4%
Income before income taxes	16,913	9,330	81.3%
Provision for income taxes	6,393	3,158	102.4%
Net income	$10,520	$6,172	70.4%
Share Data
Basic earnings per common share	$0.47	$0.37	27.8%
Diluted earnings per common share	$0.46	$0.35	29.4%
Book value per common share	$11.15	$5.86	90.3%
Tangible book value per common share	$6.00	$5.31	13.0%
Cash dividends declared per common share	$0.09	$0.08	12.5%
Ratio of dividends declared to net income	19.25%	21.87%	-12.0%
Basic Average shares outstanding	22,500	16,874	33.3%
Fully Diluted average shares outstanding	22,976	17,441	31.7%
Key Ratios
Return on average total shareholders’ equity (book)	17.03%	25.78%	-33.9%
Return on average total shareholders’ equity (tangible)(2)	32.52%	27.76%	17.1%
Return on average total assets	1.91%	2.05%	-6.8%
Net interest spread	4.58%	4.73%	-3.2%
Net interest margin	5.71%	5.65%	1.1%
Total revenue (net int inc + non int inc)	$33,771	$19,083	77.0%
Efficiency ratio (3)	43.40%	45.08%	-3.7%
Asset Quality Ratios
Loan loss reserve on loans and loan commitments	26,089	14,835	75.9%
Reserve to ending total loans	1.39%	1.45%	-3.9%
Non-performing assets (4)	1,838	215	754.9%
Non-performing assets to total assets	0.08%	0.02%	309.2%
Delinquent >30 days to total loans	0.09%	0.04%	120.8%
Net Charge off’s	364	335	8.7%
Net loan charge-offs (annualized)	0.08%	0.13%	-38.1%
Mortgage Activity
Mortgage Originations	$50,371	$47,877	5.2%
Total Servicing Portfolio (sold loans)	$496,120	$501,286	-1.0%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,196	$4,531	-7.4%
Capital Ratios
Average shareholders’ equity to average assets	11.21%	7.95%	41.0%
Leverage ratio (5) (Est Q3-06)	9.73%	9.35%	4.1%
Total risk-based capital ratio (5) (Est Q3-06)	10.97%	10.83%	1.3%

	Linked Quarter

	3rd Qtr 2006	2nd Qtr 2006	% Change

Balance Sheet Data (at period end)
Investment securities	$126,257	$130,771	-3.5%
Loans, gross	$1,872,225	1,767,955	5.9%
Total assets	$2,246,064	2,147,038	4.6%
Total deposits	$1,629,581	1,640,593	-0.7%
Non-interest bearing deposits	$555,101	633,261	-12.3%
Core Deposits (1)	$1,479,056	1,517,036	-2.5%
Total shareholders’ equity	$252,408	242,478	4.1%
Income Statement Data
Interest income	$40,329	$34,493	16.9%
Interest expense	12,347	9,180	34.5%
Net interest income	27,982	25,313	10.5%
Loan loss provision	2,200	1,200	83.3%
Net interest income after loan loss provision	25,782	24,113	6.9%
Noninterest income	5,789	4,359	32.8%
Noninterest expense	14,658	13,594	7.8%
Income before income taxes	16,913	14,878	13.7%
Provision for income taxes	6,393	5,872	8.9%
Net income	$10,520	$9,006	16.8%
Share Data
Basic earnings per common share	$0.47	$0.42	10.7%
Diluted earnings per common share	$0.46	$0.41	10.9%
Book value per common share	$11.15	$10.76	3.6%
Tangible book value per common share	$6.00	$5.59	7.4%
Cash dividends declared per common share	$0.09	$0.09	0.0%
Ratio of dividends declared to net income	19.25%	21.30%	-9.6%
Basic Average shares outstanding	22,500	21,316	5.6%
Fully Diluted average shares outstanding	22,976	21,815	5.3%
Key Ratios
Return on average total shareholders’ equity (book)	17.03%	17.14%	-0.6%
Return on average total shareholders’ equity (tangible)(2)	32.52%	32.01%	1.6%
Return on average total assets	1.91%	1.84%	3.8%
Net interest spread	4.58%	4.90%	-6.5%
Net interest margin	5.71%	5.81%	-1.7%
Total revenue (net int inc + non int inc)	$33,771	$29,672	13.8%
Efficiency ratio (3)	43.40%	45.81%	-5.3%
Asset Quality Ratios
Loan loss reserve on loans and loan commitments	26,089	24,253	7.6%
Reserve to ending total loans	1.39%	1.37%	1.6%
Non-performing assets (4)	1,838	548	235.4%
Non-performing assets to total assets	0.08%	0.03%	220.6%
Delinquent >30 days to total loans	0.09%	0.20%	-54.7%
Net Charge off’s	364	161	126.1%
Net loan charge-offs (annualized)	0.08%	0.04%	99.0%
Mortgage Activity
Mortgage Originations	$50,371	$53,793	-6.4%
Total Servicing Portfolio (sold loans)	$496,120	$499,666	-0.7%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,196	$4,295	-2.3%
Capital Ratios
Average shareholders’ equity to average assets	11.21%	10.74%	4.3%
Leverage ratio (5) (Est Q3-06)	9.73%	10.38%	-6.3%
Total risk-based capital ratio (5) (Est Q3-06)	10.97%	10.96%	0.1%

Notes:

(1)	Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.
(2)	Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to the acquisitions of Community Bank of Grants Pass F&M Holding Company.
(3)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).
(4)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(5)	Computed in accordance with FRB and FDIC guidelines.

Total Shares Outstanding as of 9/30/06: 22,629,873

SOURCE  Cascade Bancorp
          -0-                                        10/12/2006
          /CONTACT:  Gregory D. Newton, EVP, Chief Financial Officer, +1-541-617-3526, or Patricia L. Moss, President and Chief Executive Officer, +1-541-385-6205, both of Cascade Bancorp/
          /Web site:  http://www.botc.com /